Exhibit 4.14

Account Number	MS-20(1)
XXXX

Name of Borrower	Address and Postal Code	Telephone Number	Identity / Corporation Number
Viryanet Ltd.	8 HaMarpe Jerusalem 91450	5841025	511281354

To

Bank Hapoalim Ltd.

Jerusalem Business Branch

LETTER OF UNDERTAKING TO REPAY LOAN IN FOREIGN CURRENCY,

EXECUTED ON: 18.12.11

1.	NATURE OF THE UNDERTAKING

1.1	Bank Hapoalim Ltd. (hereinafter: The Bank) has lent or shall lend the undersigned in their capacity as the Borrower / the Borrowers (hereinafter: The Borrower) and the Borrower has borrowed and received or shall borrow and receive from the Bank an amount of 460,000 four hundred and sixty thousand (hereinafter: the principal) in American Dollar currency (hereinafter: The loan currency). The Borrower’s signature on this letter of undertaking, together with the crediting of the account whose number is indicated in the heading of this letter of undertaking (hereinafter: The account) in the amount of the principal, constitutes the Bank’s consent to making the principal available to the Borrower and the Borrower’s acknowledgement of receipt of the principal. The day when the account is credited with the value of the principal shall hereinafter be called: The loan provision date.

1.2	a.	☐ The Borrower undertakes to pay directly into the account all payments of the principal, the interest (as defined hereinafter), the expenses, the commissions as well as other payments that shall be due from the Borrower as specified hereinafter (all the foregoing amounts and any part thereof shall hereinafter be called: The loan). The maturity dates of the principal and of the interest (as defined hereinafter) shall be as specified in clauses 3 and 4 hereinafter.

b.	☐ The Borrower hereby gives the Bank an order to debit the account / account no. 55511 (*) (hereinafter: the debit account) in the amounts required for remittance of all payments of the principal, the interest (as defined hereinafter), the expenses, the commissions as well as other payments that shall be due from the Borrower as specified hereinafter (all the foregoing amounts and any part thereof shall hereinafter be called: The loan).

Without derogating from the rights of the Bank pursuant to this letter of undertaking and/or pursuant to any other document and/or form that the Borrower has signed and/or shall sign and/or pursuant to any law – the Borrower is aware that whenever it becomes clear that on any maturity date there is no credit balance, or unused line of credit, credited to the debit account, equal to the full debit amount on account of the loan – the Bank is permitted not to execute the

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foregoing order on said maturity date, until the first business day thereafter when there shall be a sufficient balance in the debit account. If the Bank debited the debit account and it became clear that there is an insufficient balance in the debit account, the Bank shall be permitted to cancel any such debit and to treat any amount whose debit was cancelled as an amount that was not paid on account of the loan and accordingly to take any action that shall be deemed appropriate pursuant to this letter of undertaking.

The Borrower is aware that there is no obligation imposed on the Bank to ascertain whether on the dates of execution of the foregoing order, as aforesaid, there is a credit balance or unused line of credit for executing the debits that have been charged or that may be charged against the foregoing debit account on said date and the Borrower shall bear all the consequences that could stem from there not being a credit balance or unused line of credit.

The Borrower is aware that the debit balance that shall stem from the above-mentioned debits could bear interest at a rate higher that the rate of arrears interest on the loan (as set forth in clause 6.2 hereinafter).

The Borrower is aware that whenever the foregoing order is not executed, such unpaid amount shall bear interest at the rate stipulated in clause 6.2 hereinafter.

2.	PURPOSE OF THE LOAN

The principal is provided:

☐ For lawful purposes of the corporation that is the Borrower (to be marked in the event that the Borrower is a corporation).

☐ For financing import shipments being imported into Israel by the Borrower.

☐ Layout loan

and the Borrower undertakes to use the principal only for this purpose.

3.	THE PRINCIPAL PAYMENT TERMS

The Borrower undertakes to pay the principal in the loan currency as follows:

☐ In one payment the maturity date of which is on                     .

☒ In 11 monthly payments commencing as of 6.2.2013 and ending on                     .

4.	INTEREST

4.1	☐ Fixed interest

4.1.1	The interest rate

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The Borrower shall pay the Bank interest according to the Bank calculations, as of the loan provision date, at a rate of         % (                     percent) per annum, (hereinafter: The interest) on the dates stipulated in clause 4.1.2 hereinafter:

4.1.2	The interest maturity dates

The interest (but not including arrears interest) shall be paid by the Borrower to the Bank in the loan currency as specified hereinafter:

a.	☐	In one payment that shall be made on .

b.	☐	In advance, by deducting the interest from the principal.

c.	☒	At the end of each period 24 months (hereinafter: Interest period), where the interest is to be calculated on the unliquidated balance of the principal as it shall be from time to time as of the start of each interest period and until the expiration thereof.

d.	☐	1.	On the date set for payment of any amount on account of the principal, interest shall be paid on said amount according to the interest rate as of the start of said interest period (as shall be defined hereinafter) and until the maturity date of said principal payment.

		2.	At the end of each period of one month / three months / six months / months (*) (hereinafter: Interest period), interest shall be paid, which is calculated on the unliquidated balance of the principal as it shall be from time to time as of the start of the interest period and until the expiration thereof. The interest that is being paid on the unliquidated balance of the principal shall not include the interest that was paid as set forth above in respect of the payment the maturity date of which falls during the current interest period.

e.	☐	As of the loan provision date and until , the interest amount calculated from time to time as set forth in sub-clause (c) above, shall be added at each such maturity date thereof, to the principal. The principal, after the addition of any such interest amount, shall bear interest at the interest rate, which shall be paid, as of , pursuant to the provisions of sub-clause (a)/(c)/(d) (*) above.

4.2	Variable interest

4.2.1	The interest rates

a.	☒	Variable interest

The Borrower shall pay the Bank variable interest according to the Bank calculations as of the loan provision date, which consists of interest at the “LIBOR” rate (as shall be defined hereinafter) together with a spread at a rate of 5.7% (5.7% percent) per annum (hereinafter – the interest).

As of the date of this letter of undertaking, the interest rate for the first update period (as defined hereinafter) is 6.075% (six percent) per annum, which consists of “LIBOR” at a rate of %5.70 (5.7 percent) per annum, together with a spread as set forth above.

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Without derogating from the provisions of clause 4.2.3 hereinafter, it is clarified that the interest rate for the first update period shall be set in practice according to the “LIBOR” rate that shall be in effect on the loan provision date and all pursuant to the update period in clause 4.2.3 hereinafter.

b.	☐	Limited ceiling variable interest

The Borrower shall pay the Bank variable interest according to the Bank calculations, as of the loan provision date, which consists of interest at the “LIBOR” rate (as shall be defined hereinafter), together with a spread at a rate of % ( percent) per annum (hereinafter: The interest), provided that the interest rate does not exceed % ( percent) per annum (hereinafter: The maximum interest rate).

As of the date of this letter of undertaking, the interest rate for the first update period (as defined hereinafter) is % ( percent) per annum, which consists of “LIBOR” at a rate of % ( percent) per annum, together with a spread as set forth above.

Without derogating from the provisions of clause 4.2.3 hereinafter, it is clarified that the interest rate for the first update period shall be set in practice according to the “LIBOR” rate that shall be in effect on the loan provision date and all pursuant to the update period and clause 4.2.3 hereinafter. If it becomes evident that on the effective day (as shall be defined hereinafter) the interest rate exceeds the maximum interest rate, the Borrower shall pay the Bank, in respect of said update period to which said effective day (as defined hereinafter) relates, only interest at the maximum interest rate.

4.2.2	For the purpose of setting the interest rate that applies from time to time to the principal, the following provisions and definitions shall be used:

“LIBOR” (London Interbank Offered Rate) – means: The interest rate that shall be set by the Bank as the highest interest rate (rounded upwards, up to the nearest 1/8 of one percent) at which deposits in the loan currency are offered thereto on the effective day (as shall be defined hereinafter) in the London interbank market, for a period corresponding to the update period of interest (as shall be defined hereinafter) and as shall be quoted at 11.00 (London time) or proximate thereto (there are instances and amongst them instances where an update period exceeds one year, wherein the interest rate is to be quoted at another time) and published by the Reuters News Service.

If on any relevant date the data base on which Reuters is based is altered, or the LIBOR rate is not published by the Reuters News Service as set forth above, for any reason whatsoever, the LIBOR rate shall be set in the aforesaid manner according to any other publication that shall, in the opinion of the Bank, constitute an adequate substitute for the Reuters publication.

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Notwithstanding the aforesaid, whenever the Bank determines that on any relevant date for setting the LIBOR rate it cannot obtain deposits in the London interbank market as set forth above, or in the event that in the opinion of the Bank an adequate substitute for the publication by Reuters as aforesaid is not found, then the LIBOR rate for the purpose of setting the interest rate shall be the rate that shall be set from time to time by the Bank as the interest rate at which the Bank could have obtained interbank deposits in the loan currency in the London interbank market for a period corresponding to the update period of interest.

“The effective day” – means, with reference to each update period (as shall be defined hereinafter), a day that is two business days preceding the start day of said update period (as shall be defined hereinafter). For the purpose of defining the effective day, a business day shall be interpreted as a “banking business day” as this is defined under the Banking Directives (Service to Customer) (Timing of Check Credit and Debit) 5752-1992 and whereon the banks in London are also open for business.

“Banking business day” – under the Banking Directives (Service to Customer) (Timing of Check Credit and Debit) 5752-1992, means – any day excluding Saturday, statutory holidays, the two days of Rosh Hashana, Yom Kippur eve and Yom Kippur, first day and Shemini Atzeret of Sukkot, Purim, first and seventh days of Passover, Independence Day, Shavuot and Tisha B’Av, excluding any other day that shall be prescribed by the Supervisor of Banks as a day that is not a banking business day.

4.2.3	Update period

The interest that applies to the principal shall be set by the Bank every month (hereinafter: Update period) in advance, on the start date of the update period of interest, paying attention to the LIBOR rate/s that has been / are being implemented by the Bank for the update period of interest.

The Borrower declares that it is aware that irrespective of what is set forth in this sub-clause and without prejudice to what is set forth herein, the first and/or last update period may be shorter or longer than the other update periods, all according to the discretion of the Bank and according to the terms that have been prescribed for payment of the principal and/or the interest.

4.2.4	The interest maturity dates

The interest (but not including arrears interest) shall be paid by the Borrower to the Bank in the loan currency as specified hereinafter:

a.	☐	In one payment that shall be made on .

b.	☐	At the end of each period of one month / three months / six months / months (*) (hereinafter – “interest period”), calculated on the unliquidated balance of the principal as it shall be from time to time, as of the start of the interest period and until the expiration thereof, according to the interest rate that has been set for the update period in the course of which said interest period falls.

c.	☐	1.	On the date set for any payment on account of the principal, interest shall be paid on said amount as of the start of said interest period (as shall be defined hereinafter) and until the maturity date of said payment, according to the interest rate that has been set for the update period in the course of which the maturity date of said payment falls.

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2.	At the end of any period of one month / three months / six months / months (*) (hereinafter: Interest period), interest shall be paid, which is calculated on the unliquidated balance of the principal as it shall be from time to time as of the start of the interest period and until the expiration thereof, according to the interest rate that has been set for the update period in the course of which said interest period falls. The interest that is paid on the unliquidated balance of the principal shall not include the interest that was paid as set forth above, in respect of the payments the maturity dates of which fall during the current interest period.

(***)	d.	☐	As of the loan provision date and until , the interest amount, calculated from time to time as set forth in sub-clause (b) above, shall be added at each such maturity date thereof, to the principal. The principal, after the addition of any such interest amount, shall bear interest as set forth in sub-clause 4.2.1, which shall be paid as of , pursuant to the provisions of sub-clause (a)/(b)/(c) (*) above.

4.3	The interest shall be paid in the loan currency and calculated on the basis of the number of days that have actually elapsed divided by 360.

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5.	AMORTIZATION SCHEDULE

Details of the payments of the principal and the interest and the appointed times thereof and the appointed times of the interest update shall be included in the loan amortization schedule, which shall be sent to the Borrower by the Bank immediately following the loan provision date and the content thereof shall constitute an integral part of this letter of undertaking.

If the amortization schedule does not reach the Borrower within 30 days from the date that the account has been credited with the amount of the principal, the Borrower undertakes to so notify the Bank in writing and in the absence of such notice, what is set forth in the copy of the amortization schedule that is in the possession of the Bank shall apply thereto.

6.	ADDITIONAL INTEREST, ARREARS INTEREST AND LEVIES

6.1	a.	The Borrower undertakes to pay the Bank additional amounts (hereinafter: additional interest) from time to time, which are calculated on the date of this letter of undertaking, according to a rate of 0% per annum on the
unliquidated balance of the principal, which is adjusted interest at a rate of         % per annum or at any other rate as
shall be set by the Bank from time to time and that shall, in the opinion of the Bank, be sufficient to indemnify it in respect of a rise in the loan cost to the Bank for any reason whatsoever, including a rise in the loan cost to the Bank:

1.	In consequence of an obligation pursuant to any law or agreement or otherwise that is imposed on the Bank or in consequence of a requirement directed toward the Bank by the Bank of Israel and/or by any competent or other authority in Israel or abroad:

(a	)	To maintain liquid assets at any rate or in any currencies in relation to provision of the loan or the continued provision thereof; and/or

(b	)	To pay and/or to set aside any payment for the State Treasury and/or for the Bank of Israel and/or for any competent and/or other authority in relation to provision of the loan or the continued provision thereof; or

2.	In consequence of any such obligation or requirement because of which the Bank cannot obtain the same rate of return on all its capital resources that it would have obtained had it granted the request of the Borrower to provide it with the loan.

b.	The additional interest shall be paid in the loan currency, at any time set for payment of the interest, or at any other time that shall be set for this purpose pursuant to any law and shall be calculated on the basis of the number of days that have actually elapsed divided by 360.

6.2	a.	If the Borrower does not pay on any maturity date a certain amount that it owes to the Bank pursuant to this letter of undertaking or if the Borrower does not promptly pay the loan pursuant to the provisions of clause 10 hereinafter, said amount shall bear arrears interest at the maximum interest rate that is imposed at the Bank from time to time on debit balances in foreign currency current accounts in the loan currency (without frame) or at the customary maximum interest rate of the Bank

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from time to time with respect to the arrears for the type of loan and in the loan currency to which the loan belongs or at the interest rate that is imposed by the Bank on the type of account to which said amount has been transferred, whichever is higher (hereinafter: “Arrears interest” or “interest at the maximum rate”) and this from the date that was set for the payment of said amount – or if a date was not set for the payment thereof, from the date that the Borrower was required to pay it and until the actual payment thereof.

If the Bank has undertaken in writing toward any competent authority or toward another that with respect to the loan the arrears interest that is to be collected from the Borrower shall be at another rate, then arrears interest shall be at the rate that was so agreed in writing. If there exists under law, including directives of the Bank of Israel, any limitation or provision with regard to arrears interest, arrears interest shall be according to what is set forth under law, including directives of the Bank of Israel.

b.	Arrears interest shall be calculated by the Bank on the daily, weekly or other balances, according to the sole discretion of the Bank and shall be paid by the Borrower or added to the principal at the end of each month, or each other period that shall be prescribed by the Bank, according to its sole discretion.

7.	MANNER AND PLACE OF THE PAYMENT / TAXATION / BUSINESS DAY

7.1	a.	All the payments that are to be made by the Borrower to the Bank pursuant to this letter of undertaking shall be made to the Bank where they are clear of any tax, deduction, levy and/or compulsory payment, without offset or counterclaim, in a freely convertible foreign currency, which is the loan currency, at the branch where the loan was placed at the disposal of the Borrower, or at any other place that shall be so prescribed by the Bank, provided that if such other place was prescribed the Borrower shall be given notice of such 30 days in advance.

	b.	If the Borrower shall be required, or any financial institution through which the payment is made, at any time, pursuant to any law and/or administration order of any authority or of a central bank, to deduct tax or to pay tax in respect of any payment that is due from the Borrower in respect of the loan, the amount that is due from the Borrower in respect of the foregoing payment shall be increased by a rate required in order to assure that following the foregoing deduction or payment the Bank shall receive, on the payment date, the net amount, which is equal to the amount that the Bank would have received had such payment or deduction not been required in respect of the tax. The Borrower shall indemnify the Bank in respect of any actual loss or cost of the Bank due to any failure and/or breach in making the deduction or the tax payment or due to non-payment of the increased amount. The Borrower shall promptly deliver to the Bank, any receipts, certificates and/or other proof evidencing the amounts that have been paid or are being paid in respect of any deduction or tax payment as set forth above.

7.2	a.	If the maturity date of any amount that the Borrower owes pursuant to this letter of undertaking and/or if the last day of any interest period and/or if the start day of the update period of interest, shall fall on a day that is not a business day, the payment shall be made and/or the referenced interest period shall be extended

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and/or the start day of the update period shall be deferred, as the case may be, by a day or to a day, as the case may be, subsequent thereto, which is a business day, as the case may be, and shall bear interest at the rate required under clause 4 above. It is clarified that if pursuant to clause 4 this involves variable interest, then the interest rate shall be the rate applicable during said update period or the extended update period as set forth above, as the case may be. Notwithstanding the aforesaid, documentary collection fees shall not bear interest. The aforesaid is true unless in consequence thereof the payment or the last day of any interest period or the start day of the update period of interest falls during the following calendar month, where then the payment or the last day of an interest period or the start day of the update period, as the case may be, shall be brought forward to the previous day that is a business day.

b.	When any payment on account of the principal falls during a calendar month wherein an interest period expires, the payment date shall fall on the last day of said interest period, so as to assure than the date for remittance of the payment on account of the principal and the payment date of the interest fall on the same day.

8.	PREPAYMENT

8.1	Subject to the provisions of any law, the Bank shall not be required to accept any payment from the Borrower on account of the principal and/or the interest and/or the additional interest and/or the commissions and/or other payments in connection with the loan prior to the arrival of the date set for the payment thereof, except upon fulfillment of preconditions that shall be delivered to the Borrower by the Bank.

8.2	Subject to the provisions of any law, if the Bank agrees to prepayment of any amount on account of the loan (without having to do so) a prepayment commission shall be due to the Bank at a rate of which the Bank shall notify the Borrower.

9.	COLLATERAL

9.1	To secure the full and exact payment of the loan, in whole or in part, all the collateral that has been provided and/or shall be provided to the Bank by the Borrower and/or on behalf thereof as well as all the bills that the Borrower and/or the guarantors thereof have delivered and/or shall deliver to the Bank from time to time shall be used as collateral therefor.

9.2	a.	Whenever the Bank holds bills signed by the Borrower and/or endorsed thereby, which have been delivered and/or shall be delivered to the Bank for collection and/or for depository and/or as collateral and/or otherwise, the bills shall be and shall be deemed pledged and encumbered to the Bank as a first ranking pledge and encumbrance to secure payment of the loan and the Bank shall be permitted to sell the bills or to discount them and to take all the legal and/or other measures, as it shall deem appropriate, for the sake of collecting the bills and it shall be permitted to charge the collection expenses to the Borrower’s account. The Bank shall be permitted to compromise with the signatories, the endorsers and/or the guarantors or any one of them according to other conditions, to waive, to release, to accept from them partial consideration and to use the bill proceeds for payment of debts that are due and/or shall be due from the Borrower to the Bank. Acceptance of the bills or acceptance of full or partial consideration as aforesaid does not derogate from the Borrower’s obligation to pay the full loan. The Borrower hereby declares that bills that have been delivered and

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shall be delivered thereby or by any of the Borrower’s individuals to the Bank from time to time are under the absolute possession and ownership of the one or ones making the delivery and that they and the consideration thereof are free of any encumbrance, attachment and third party right of any type whatsoever and it is entitled to pledge them and to encumber them to the Bank.

b.	The following provisions shall apply to bills that are signed by the Borrower and/or endorsed thereby, which are to be held by the Bank:

	1.	The Bank shall be exempt of all obligations of the bill holder, including presentation, protest and sending a notice of dishonor and all the undertakings stemming from signature of the Borrower and/or the endorsement thereof, shall remain in effect also without the Bank performing such aforementioned obligations of the holder;

	2.	The Borrower waives all the rights and the defenses afforded thereto pursuant to the Bills of Exchange Ordinance and/or any other law in relation to prescription;

	3.	Whenever the bills have been delivered to the Bank for discount or otherwise and a Borrower is given consideration for them and the bills have not been paid, the Bank shall be permitted to debit the Borrower with the amount of the unpaid bills;

	4.	The Borrower releases the Bank from any liability for loss of bills and/or laches in the collection thereof, unless the loss or laches were caused by the Bank’s negligence;

	5.	The Borrower accepts full responsibility for the integrity of the bills and for the authenticity thereof, for the validity and the correctness of the signatures, the endorsements and details of the bills, signatures of the guarantors of the bills as well as the lawful stamping thereof;

	6.	The Borrower agrees that in the event that the Bank decides to sell the bills itself, a notice of three days in advance with regard to the measures that the Bank is going to take shall be deemed a reasonable time for the purpose of section 19 (b) of the Pledge Law, 5727-1967, or any provision of law that shall come in its place;

	7.	The Borrower undertakes not to create, without the written and advance consent of the Bank, any other pledge, assignment or encumbrance on the bills or the proceeds thereof, by rights prior, equal or subsequent to the rights afforded to the Bank pursuant to this letter of undertaking.

9.3	Whenever any letter of hypothecation serves as collateral for payment of the loan or for fulfillment of the Borrower’s undertakings pursuant to this letter of undertaking, it is explicitly stipulated in writing that the letter of hypothecation constitutes an integral part of this letter of undertaking and all the provisions, the conditions, the declarations and the undertakings incorporated in the letter of hypothecation constitute an integral part of this letter of undertaking and are incorporated herein. Likewise, it is hereby explicitly stipulated that this letter of undertaking does not alter or derogate from the letter of hypothecation.

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9.4	All the bills, the guarantees, the encumbrances and the other collateral that have been provided and/or shall be provided to the Bank by the Borrower and/or by others in its favor, to secure payment of the loan and/or to assure fulfillment of its undertakings according to this letter of undertaking, shall be cumulative and independent of one another, shall not affect other collateral that the Bank holds or shall hold, shall not be affected by such collateral and shall serve as recurring or continuous collateral until full discharge of all the amounts that the Borrower owes to the Bank. The Bank may realize the collateral according to an order to be prescribed thereby and the realization of one collateral does not prejudice or derogate from another collateral.

10.	IMMEDIATE PAYMENT OF THE LOAN

Without prejudice to the generality of the provisions of this letter of undertaking, the Bank shall be permitted, in each one of the below designated instances, to call for immediate payment of the loan. In this instance, the Borrower undertakes to pay the Bank all the amounts that are due and that shall be due to the Bank on account of the loan and/or under and in connection with this letter of undertaking, or any part thereof whose payment is called by the Bank, together with interest at the maximum rate and the Bank shall be permitted to debit any account of the Borrower and/or any of the individuals thereof in the aforementioned amounts or in any relevant part thereof and to take any of the measures that it shall deem appropriate for the collection thereof and particularly to realize the collateral in any manner that the law shall allow, at the expense of the Borrower, and these are the instances:

10.1	If the Borrower breaches and/or does not fulfill any of the conditions of this letter of undertaking or any other undertaking that the Borrower has undertaken and/or shall undertake toward the Bank, whether pursuant to this letter of undertaking or pursuant to any other document and/or whether it becomes apparent that any of the Borrower’s declarations in this letter of undertaking and/or any other declaration that was given and/or shall be given to the Bank by the Borrower is untrue or inaccurate;

10.2	If the Borrower adopts a resolution in relation to its restructuring, or it intends to do so;

10.3	If the Borrower adopts a resolution for voluntary liquidation; and/or if an application for liquidation or an application of bankruptcy are filed against the Borrower and/or a liquidation order or bankruptcy order are handed down against the Borrower; and/or if a temporary, permanent or other liquidator, or special administrator or trustee are appointed for the Borrower and/or if an application for stay of proceedings is filed with respect to the Borrower and/or such stay of proceedings order is handed down; and/or if negotiations are held for the purpose of formulating an arrangement or offer in compromise between the Borrower and its creditors and/or its members or between a certain class thereof and/or if such arrangement or offer in compromise are approved; and/or if the Borrower’s name is going to be stricken out or is stricken out of some register administered pursuant to law;

10.4	If an application for receivership is filed over the Borrower’s property or over a part thereof and/or if such receivership order is handed down and/or if a permanent and/or temporary and/or other receiver is appointed over the Borrower’s property or over a part thereof;

10.5	If an attachment is imposed or a similar execution action is taken or any other collection proceeding is taken over the Borrower’s property, in whole or in part, and/or over any of the collateral that has been provided and/or shall be provided to the Bank by the Borrower and/or on its behalf to secure payment of the loan, in whole or in part;

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10.6	If it appears to the Bank, according to its sole discretion, that a change has occurred in the ownership or in the control of the Borrower compared with the situation on the date of signature of this letter of undertaking;

10.7	If the Borrower ceases paying its debts and/or conducting its affairs;

10.8	If the work at the Borrower, or a substantial part thereof, ceases for 30 days or more;

10.9	If it appears to the Bank, according to its discretion, that an event occurred that might compromise the financial ability of the Borrower;

10.10	If the Borrower falls behind on payment of any of the amounts of the loan for a period that exceeds 7 days, or if the Borrower falls behind on any other payment that it owes to the Bank for such period;

10.11	In the event that one or more of the following incidents befalls the Borrower: Death, incompetence, embezzlement, bankruptcy and/or an application for bankruptcy was filed whether by the Borrower or by others against it and/or an order declaring the Borrower bankrupt has been handed down, imprisonment or leaving Israel;

10.12	If according to the discretion of the Bank and according to the assessment thereof, an adverse change occurs in the value of the collateral that has been provided and/or shall be provided to secure payment of the loan and/or in the solvency of any of the guarantors for the Borrower, including fatality of the guarantor, the bankruptcy thereof or his leaving Israel;

10.13	If the Borrower is required to prepay debts and undertakings, in whole or in part, for which the Borrower is liable and/or shall be liable to other creditors;

10.14	Upon the occurrence of the instances designated in this clause, mutatis mutandis, to any guarantor for payment of the loan and/or to any party to bills, instruments and securities that have been delivered and/or shall be delivered to the Bank as collateral;

10.15	If the Bank is required by the body that recommended that the principal be provided to call for prepayment of the loan;

10.16	If the Bank cannot set the interest rate or cannot finance itself in the loan currency for reasons stemming from changes that have occurred in the international financial market and/or if the Bank cannot set the interest rate for any other reason whatsoever and/or if in the opinion of the Bank the continued provision of the loan becomes unlawful or unfeasible;

10.17	If the Borrower does not furnish the Bank with balance sheets, periodic financial statements, account books and other documentary proof in relation to the state of its affairs, as set forth in clause 14 hereinafter, or if the Borrower is demanded to do so by the Bank and does not comply with the demand, or if the Borrower breaches provisions of competent authorities to furnish and/or to publish various statements and documents that are required pursuant to law;

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For the removal of doubt, the right of the Bank to call for immediate payment of the loan and to take measures against the Borrower to collect the amounts that are due and that shall be due to the Bank on account of the loan and/or under and in connection with this letter of undertaking in respect of each and every one of the instances designated in this clause 10, including all the sub-clauses hereof, is a distinct right and it is sufficient that one of the above specified instances takes place for the purpose of exercising the right of the Banks as set forth above.

11.	RIGHTS OF THE BANK

11.1	a.	The Bank has rights of possession, lien, offset and encumbrance on all the amounts, the assets and the rights, including securities, currencies, gold, bank bills, material documents, insurance policies, bills, debit checks, deposits, collateral and the proceeds thereof that shall be found to the Borrower’s credit or on its behalf in the possession of the Bank and/or under the control thereof at any given time, including those that have been delivered to the Bank for collection, for collateral, for depository or in another manner. The Bank may detain the foregoing assets until full discharge of the loan, or sell them and use the proceeds thereof, in whole or in part, to discharge the loan. In the event that the amounts being offset are deposited in a foreign currency, the Borrower hereby gives the Bank an advance order to sell the foreign currency credit balance according to the customary rate of the Bank and to offset the proceeds of the sale from the loan, after deducting the necessary expenses and commissions.

b.	Without derogating from the right of lien of the Bank, as set forth in clause 11.1 (a) above, the Bank shall be permitted, at any given time:

1.	To offset any as yet unpaid amount of the loan, against amounts that are due from the Bank to the Borrower in any Israeli currency or foregoing currency account, in any manner or for any cause whatsoever and this even before the maturity date of the amounts that are due to the Borrower from the Bank as aforesaid, against which offset is to be performed.

2.	To purchase and to credit to the account any amount in foreign currency that shall be required for the sake of discharging any as yet unpaid amount of the loan or to sell any foreign currency that shall be available to the Borrower’s credit at the Bank and to use proceeds of the sale for the sake of discharging any as yet unpaid amount of the loan.

3.	To debit any account of the Borrower in any amount that is required for payment of any amount of the loan, which has not yet been paid, whether the Borrower’s account that is to be debited shall have a credit balance or a debit balance (including if the debit balance shall stem from said account being so debited by the Bank) and this without derogating from the rights of the Bank pursuant to clause 6.2 above. However, if the status of said account does not allow it to be debited by the Bank for the purpose of the final payment of any amount, the Bank shall be permitted not to debit said account and if it has done so, it shall be permitted to cancel any such debit and to treat any amount whose debit was cancelled as an amount that has not been paid on account of the loan and accordingly to take any action that shall be deemed appropriate pursuant to this letter of undertaking.

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4.	In any event, the Bank shall be permitted to perform an offset without any advance notice. However, in the following instances the Bank shall be permitted to perform the offset by advance notice , which shall be given to the Borrower 10 (ten) days prior to the date the offset is performed:

(a)	In the event of offset from amounts whose maturity date has not yet arrived.

(b)	In the event of offset from a fixed deposit which if not for the offset would have been extended or renewed automatically, so that the Borrower would have derived rights or benefits therefrom.

(c)	Notwithstanding the aforesaid in paragraph 4, if deferring performance of the offset is liable to worsen the Bank’s situation or prejudice any of its rights, the Bank shall be permitted to perform the offset immediately. Likewise, in the event that notice has been sent to the Borrower and during the course of the ten days an attachment, notice of a receivership order in connection with said party to which the notice was sent shall arrive, or a similar event, the Bank shall be permitted to perform the offset immediately.

c.	The Borrower hereby declares that it is aware that in cases wherein the Bank shall use rights of offset as set forth above prior to the maturity date of any of its deposits, in whole or in part, changes to its detriment may occur in all matters concerning its rights in respect of or in connection with said deposit (such as: With regard to interest rates, linkage differentials, rate differentials, rights to grants or loans, exemption or reduction from income tax and deductions at source– if according to the conditions of said deposit the Borrower has such foregoing rights). The Borrower shall bear all the expenses and the payments that are then customary at the Bank for the purpose of performing this action.

d.	Every purchase or sale as set forth in sub-clause 11.1 (b) (2) above shall be carried out according to the customary rate of the Bank, from amounts in Israeli currency or in foreign currency, as the case may be, which shall be available to the Borrower’s credit at the Bank or that shall be received from realization of any collateral that has been provided from the Borrower and/or that shall be provided to the Bank thereby and/or on behalf thereof.

11.2	The Bank may, at any given time, debit any account of the Borrower, including any account held jointly and severally with another/other account holder/s, in any amount that is due and that shall be due therefrom in any manner whatsoever, including on written demand that was directed toward the Borrower by the Bank as set forth in clause 17 hereinafter, whether the Borrower’s account that is to be debited shall have a credit balance or a debit balance (including if the debit balance shall stem from said account being so debited by the Bank) and this without derogating from the rights of the Bank pursuant to clause 6.2 above. The Borrower agrees that whenever a written demand directed toward the Borrower by the Bank is not answered by it within the period of time specified in the demand, the Bank shall be permitted to act as set forth in the beginning of this clause and to debit any account of the Borrower in the amount that was demanded. Likewise, the Bank shall be permitted to credit any amount that it shall receive from the Borrower or on its behalf to the same account that the Bank shall deem appropriate and to transfer any amount that shall be available to the Borrower’s credit to any other account that it shall deem appropriate.

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11.3	The Borrower’s order to debit the debit account, as specified in clause 1.2 above, does not derogate from the right of the Bank to debit any other account of the Borrower as specified in clauses 11.1 and 11.2 above.

11.4	The Borrower affirms that it accepts the books and the accounts of the Bank as true, they shall be deemed correct and they shall serve as prima facie evidence against it for all the details thereof and inter alia in everything concerning calculation of the loan components, details of the bills, the guarantees and the other collateral and any other matter related to this letter of undertaking.

11.5	The Borrower affirms that it has been informed by the Bank pursuant to the Protection of Privacy Law, 5741-1981 – that all the details that it shall convey to the Bank shall serve the Bank as customary in its day-to-day work, according to its sole discretion, and that all the details that it shall convey to the Bank shall be stored as needed by the Bank in databases of the Bank and/or of anyone who provides computer and data processing services to the Bank from time to time.

11.6	The Bank shall be permitted, according to its sole discretion, to refuse to accept from the Borrower any orders or notices that are delivered thereto verbally, by telephone, by facsimile or in any other manner that is not reliable and/or not in clear and legible handwriting. In the event that the Bank agrees to act other than pursuant to a written order in the customary manner, the Borrower assumes all responsibility for any error, misunderstanding or contradiction and for any damage, loss and/or expenses that shall be caused due to the conveyance of orders as aforementioned.

11.7	a.	Without derogating from the other provisions of this letter of undertaking, any waiver, extension, concession, silence, forbearance from action (hereinafter: Waiver) on the part of the Bank with respect to non-fulfillment or the partial or incorrect fulfillment of any of the Borrower’s undertakings pursuant to this letter of undertaking, shall not be deemed a waiver on the part of the Bank of any right, but rather consent limited to the special occasion in which it was given. Any waiver that shall be granted by the Bank to any party to a bill that shall be held by the Bank to secure payment of the loan shall in no way or manner affect the Borrower’s undertakings.

b.	Without derogating from other provisions of this letter of undertaking, any revision to the Borrower’s undertakings pursuant to this letter of undertaking requires obtaining the advance and written consent of the Bank. Any other consent, whether verbal or by way of waiver and/or in any other manner that is not in writing, shall not be deemed any consent.

11.8	a.	In each one of the instances specified in clause 10 above, the Bank shall be permitted to use all the measures that it shall deem appropriate in order to collect the loan and to exercise all its rights under this letter of undertaking, including realization of encumbered property, as a whole or in parts, and to use the proceeds to discharge the loan without the Bank having to first realize other guarantees or collateral, if the Bank shall have any.

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b.	If the Bank decides to realize securities, bills and other negotiable instruments, notice of 3 (three) days in advance with regard to the steps that the Bank is going to take shall be deemed a reasonable time for the purpose of section 19 (b) of the Pledge Law, 5727-1967, or any provision of law that shall come in its place.

c.	The Bank may, in its capacity as representative of the Borrower (for the purpose of this clause, the Borrower hereby irrevocably appoints the Bank as its representative), sell any encumbered property and any part thereof in a public or other sale, itself or through others, for cash or by payments or otherwise, at a price and on conditions according to the absolute discretion of the Bank and likewise the Bank may itself, or through a court or through the Execution Office, realize any encumbered and/or other property, inter alia, by appointment of a receiver and/or receiver and administrator and/or trustee and/or special administrator on behalf of the Bank and among whose other authorities shall be permitted:

1.	To take possession of any encumbered and/or other property or a part thereof;

2.	To conduct the affairs of the Borrower or to take part in the conduct thereof as it deems fit;

3.	To sell or to agree to the sale of encumbered and/or other property, as a whole or a part thereof, to transfer it or to agree to transfer it in any other manner, under conditions as it shall deem appropriate;

4.	To make any other arrangement in relation to encumbered and/or other property or any part thereof, as it shall deem appropriate.

d.	All the revenues that are to be received on account of the loan, as well as all the revenues that are to be received by the receiver or the receiver and the administrator and/or the trustee and/or the special administrator from the encumbered and/or other property, as well as any consideration that shall be received by the Bank and/or by the receiver or by the receiver and the administrator and/or the trustee and/or the special administrator from sale of the encumbered and/or other property or a part thereof, are to be allocated according to the following order:

1.	For discharge of all the expenses that have been caused and shall be caused in connection with the collection of the loan and/or other amounts and including expenses of the receiver or the receiver and the administrator and/or the trustee and/or the special administrator and the remuneration thereof, at a rate that is to be set by the Bank or that is to be approved by the Court or the Execution Office;

2.	For discharge of all the loan amounts other than the principal, which shall be due to the bank due to interest, damages, commissions and all other expenses that are due or that shall be due to the Bank pursuant to this letter of undertaking;

3.	For discharge of the principal;

or in any other allocation order that is to be prescribed by the Bank.

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11.9	If at the time of selling encumbered or other property the maturity date has not yet arrived of any amounts on account of the loan (hereinafter: the foregoing amounts) or that they shall be due to the Bank only conditionally, the Bank shall be permitted to collect from the proceeds of the sale an amount that is sufficient in order to cover the foregoing amounts and the amount that shall be collected and that has not yet been allocated for discharge of the amounts set forth in clause 11.8 (d) above, shall be encumbered to the Bank as collateral for payment of the loan and shall remain in the possession of the Bank until the full discharge thereof.

12.	NATURE OF THE COLLATERAL

12.1	The collateral that has been given and/or that shall be given to the Bank to secure the loan is of an abiding nature and shall remain in effect until the Bank approves the cancellation thereof in writing.

12.2	If other collateral and/or guarantees have been given and/or shall be given to the Bank for payment of the loan and/or a part thereof, all the collateral and guarantees shall be independent of one another.

12.3	If the Bank compromises or gives an extension or relief to the Borrower and/or to any of the guarantors thereof, the Bank revises any of the undertakings of the Borrower in relation to the loan, releases or waives other collateral and/or guarantees, these shall not alter the nature of the collateral that was created to secure the loan and all the collateral and the undertakings that have been given and/or that shall be given by the Borrower and/or by any of the guarantors thereof, shall remain in full effect.

12.4	The Bank may deposit the collateral that has been delivered and/or that shall be delivered to secure the loan or any part thereof with a bailee that shall be selected thereby according to its discretion and replace the bailee from time to time, all at the expense of the Borrower. The Bank shall also be permitted to register the foregoing collateral, in whole or in part, with any competent authority pursuant to any law and/or with any public register.

13.	RIGHT OF TRANSFER AND ASSIGNMENT, MANAGEMENT OF THE LOAN

13.1	a.	The Bank may, at any given time, according to its discretion, without needing the consent of the Borrower, sell participations, transfer and/or assign its rights in connection with the loan, the foregoing amounts and/or pursuant to this letter of undertaking, in whole or in part, including the collateral for payment thereof, as a whole or in parts, to another or to others and each one of the participation purchasers or the transfer and/or assignment recipients shall also be permitted to sell participation, to transfer and/or assign the foregoing rights, without needing additional consent from the Borrower. The sale of the participation, the transfer and/or the assignment may also be accomplished in any manner that the Bank, the participation purchaser or the transfer recipient shall deem appropriate. The Borrower shall carry out any action that shall be required by the Bank so that such transfer and/or assignment, particularly including a transfer and/or assignment of any of the collateral, shall be of full and binding effect.

	b.	The Borrower agrees that it shall not be permitted to transfer or to endorse to another any right or obligation in connection with the loan and/or pursuant to this letter of undertaking without obtaining the advance and written consent of the Bank.

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13.2	The Bank may manage the loan or any part thereof by registering it with any branch of the Bank that shall be selected, whether in Israel or abroad. The Bank may also, at any given time and from time to time, according to its sole discretion and without needing additional consent from the Borrower, transfer the management of the loan or any part thereof from one branch of the Bank to another of its branches, whether in Israel or abroad.

14.	FURNISHING BALANCE SHEETS AND FINANCIAL STATEMENTS

14.1	The Borrower is aware that if the Borrower was or shall be required to prepare balance sheets and periodic financial statements pursuant to law, then a precondition to receiving the principal and/or the continuation of the loan is the furnishing of such balance sheets and financial statements to the Bank as required pursuant to directives of the bank supervision and/or the Bank of Israel and/or provisions of any law and/or competent authority and the Borrower undertakes to so furnish them, in the format that has been prescribed pursuant to law or pursuant to generally accepted accounting principles and in the frequency that shall be required of the Borrower by the Bank from time to time.

14.2	On demand of the Bank from time to time, the Borrower shall place at the disposal of the Bank and/or the representative thereof, for inspection during the customary working hours of the Bank, any balance sheet, financial statement, account register, card or ledger, tape, books, documentary proof and other documents as well as any information in relation to the financial and operating status and/or the business status of the Borrower.

15.	NOTICE OBLIGATION

15.1	The Borrower hereby undertakes to notify the Bank in writing of any objection or opposition that it shall have, if any, in relation to any account, account summary, approval or notice whatsoever that it shall receive from the Bank, including information received by update. If it does not object or oppose within 21 days from the date the foregoing account, account summary, approval or notice are sent, the Bank shall be permitted to regard it as approving the correctness thereof.

15.2	The Borrower undertakes to promptly notify the Bank:

a.	Of any instance of any claim of right to any collateral in favor of the Bank for securing the loan and/or of all execution proceedings or injunctions or mandatory injunctions or other proceedings that have been taken for attachment, preservation or realization of such foregoing collateral;

b.	Of any of the instances mentioned in clause 10 above;

c.	Of impairment of any collateral that has been given and/or that shall be given in favor of the Bank for securing the loan;

d.	Of a change of address.

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16.	FUNDAMENTAL CONDITIONS

Clauses 3, 4, 5, 6, 7, 9, 10, 11.1, 11.8, 14, 15.2, 19 and 24 are fundamental conditions of this letter of undertaking.

17.	EXPENSES AND COMMISSIONS

Without derogating from the rights of the Bank as specified in this letter of undertaking, all the expenses and the commissions in connection with this letter of undertaking shall be paid by the Borrower, together with interest at the maximum rate from the date of accrual thereof or from the date of demand thereof (as specified hereinafter), as the case may be and until the full actual discharge thereof:

a.	Stamp duty in connection with this letter pursuant to the Stamp Duty on Documents Law, 5721-1961 and under any law is incumbent on the Borrower and shall be paid thereby – if and insofar as stamp duty shall apply.

b.	The Bank shall be permitted to debit any account of the Borrower, inter alia, as set forth in clause 11.2 above, with all the expenses in connection with stamp duty, with all the expenses and the commissions specified in this letter and with all the other expenses and commissions in relation to the loan and all promptly upon the accrual thereof.

If and insofar as commissions and/or expenses that are specified in this letter are prescribed in accordance with what is prescribed under the price list of the Bank and/or under law, then for the removal of doubt, it is hereby clarified that the amount and/or the rate thereof as prescribed in this letter are correct as of the date this letter is executed and this could change by the date they are actually collected.

c.	The Bank shall be permitted to debit any account of the Borrower, inter alia, as set forth in clause 11.2 above, with all the expenses and commissions associated with creating the collateral, if any, promptly upon the accrual thereof.

d.	Additional expenses and commissions that are associated with the ongoing management of the collateral, including insurance, safeguarding, maintenance, repair of encumbered property and valuation of the collateral, as well as the expenses and the commissions in connection with realization of collateral, shall be paid by the Borrower to the Bank at its first written demand.

e.	Additional expenses and commissions in connection with taking collection proceedings, including the attorneys’ fees of the Bank, shall be paid by the Borrower to the Bank at its first written demand.

It is clarified that if and insofar as the amounts or the rates of the foregoing expenses and commissions have been explicitly prescribed in this letter of undertaking, then if and insofar as the amounts or the rates of the foregoing commissions and/or expenses are prescribed in the price list of the Bank, as it shall be from time to time, the amounts or the rates thereof shall be as specified in the price list of the Bank, as it shall be from time to time.

All the foregoing expenses and commissions, together with interest at the maximum rate, shall be secured until the full actual discharge thereof by the collateral that has been provided and/or that shall be provided to the Bank by the Borrower and/or by others on its behalf.

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18.	UNDERTAKING TO INDEMNIFY

The Borrower hereby undertakes to indemnify the Bank in respect of any loss that shall be caused to the Bank in consequence of a judgment, order and/or decision of a court, execution office and/or any competent authority, which shall be handed down for payment of any amount in connection with the loan and where the currency for payment pursuant to such judgment, order and/or decision is prescribed in a currency different from the loan currency, as well as for any loss that the Bank could be caused in consequence of any change in the exchange rate of the loan currency compared with the exchange rate of the judgment, the order and/or the decision currency, during the period between the date set for payment of said amount pursuant to this letter of undertaking and the date actual payment is made. The foregoing undertaking of the Borrower to indemnify is a distinct and independent undertaking and it shall remain in effect irrespective of a waiver and/or concession that have been granted thereto by the Bank from time to time and this undertaking shall remain unchanged without derogation and/or prejudice to its validity in consequence of such aforesaid judgment, order or decision.

19.	LIABILITY OF THE BORROWER

a.	If this letter of undertaking is signed by two or more Borrowers, each one of them shall have joint and several liability for fulfilling all the undertakings incorporated herein. Where the account holder or the debit account are two or more, all the parties to these account shall have joint and several liability for fulfilling all the undertakings pursuant to this letter of undertaking.

b.	However, if such person signing as borrower or a party to the account or to the debit account is incompetent or has been absolved in any way of liability for fulfilling any undertaking pursuant to this letter of undertaking, the liability of the remaining signatories of this letter of undertaking or the liability of the remaining holders of these accounts shall not be prejudiced.

20.	INTERPRETATIONS

In this letter of undertaking – (a) the singular includes the plural and vice versa; (b) the masculine gender includes the feminine gender and vice versa; (c) “the Bank” means Bank Hapoalim Ltd. and each one of its branches existing on the date of this letter of undertaking and/or that are to be opened anywhere in the future, in or outside Israel, the transferees and the substitutes thereof as well as the representatives of the Bank; (d) “bills” mean – promissory notes, bills of exchange, checks, undertakings, guarantees, collateral, drafts, bills of lading, bills of deposits and any other negotiable instruments; (e) “restructuring” – means with respect to the Borrower and with respect to any of the guarantors thereof – merger as construed under the Companies Law, 5759-1999 as well as any action resulting in purchase of assets and/or liabilities of others, other than in the ordinary course of business, as well as purchase by others of assets and/or liabilities of the Borrower and/or of any of the guarantors thereof, other than in the ordinary course of business; (f) The term “books of the Bank” is to be interpreted to also include – any book, passbook, bank statement, copy of a bank statement, loan contract, letter of undertaking, bill signed by the Borrower, ledger, reel, any data storage medium for purposes of electronic computers as well as any other data storage or retrieval medium; (g) the term “records” is to be interpreted to also include any record or copy of a record, whether recorded or copied by handwriting or by typewriter or whether recorded or copied by way of printing, duplication, photograph (including microfilm or microfiche) or using any mechanical, electric or electronic device or by recording mediums of electronic computers or by any other medium of recording or displaying words or numbers or any other customary symbols of banks; (h) “business day”, unless defined otherwise

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in this letter means – “banking business day” as defined under the Banking Directives (Service to Customer) (Timing of Check Credit and Debit) 5752-1992 and whereon the banks are also open in London and in a country where the loan currency constitutes legal tender. “Banking business day” – under the Banking Directives (Service to Customer) (Timing of Check Credit and Debit) 5752-1992, means – any day excluding Saturday, statutory holidays, the two days of Rosh Hashana, Yom Kippur eve and Yom Kippur, first day and Shemini Atzeret of Sukkot, Purim, first and seventh days of Passover, Independence Day, Shavuot, and Tisha B’Av, excluding any other day that shall be prescribed by the Supervisor of Banks as a day that is not a banking business day; when the currency basket specified in clause 27 hereinafter is defined as the loan currency, the term “business day” shall mean – a day when the Bank of Israel publishes a representative rate for the currency basket specified in clause 27 hereinafter; for the purpose of clauses 24, 25, 26, the meaning of the term business day is: A day when the Bank publishes an exchange rate for wire transfers and drafts. (i) “the customary rate of the Bank” – means, with respect to any purchase of foreign currency credited to the Borrower’s account – the highest rate for wire transfers and drafts at which the Bank shall, at the relevant time, customarily sell the relevant foreign currency to its customers, in return for Israeli currency, with the addition of an exchange commission, any tax, levy, compulsory payments or other such payments. With respect to any sale of foreign currency debited to the Borrower’s account – the lowest rate for wire transfers and drafts, at which the Bank shall, at the relevant time, customarily buy the relevant foreign currency from its customers, in return for Israeli currency, less an exchange commission, any tax, levy, compulsory payments or other such payments; (j) The preamble to this letter of undertaking constitutes an integral part hereof; (k) whenever the Bank may perform any action pursuant to this letter of undertaking, it is not required to perform it; (l) whenever the Bank may debit any account of the Borrower, it may do so whether the account has a debit or a credit balance and including if the debit balance shall stem from said account being so debited by the Bank; (m) the headings of the clauses were written solely for the sake of convenience and are not to be used for interpretation (n) “control” – as construed under the Securities Law, 5728-1968.

21.	DISCLOSURE OF INFORMATION

Any branch of the Bank that manages the loan or any part thereof may disclose to the headquarters of the Bank, to any participant or to a potential participant, assignee or transferee or to any other person or body that wishes to enter into a contract with the Bank in connection with the loan or said part thereof, as well as to the Bank of Israel, to the Supervisor of Banks, to the Controller of Foreign Currency or to any other person acting by virtue of the authority thereof, or to any other competent authority to which said branch or the headquarters of the Bank are responsible, or to the headquarters of the Bank, so it may forward to said competent authorities, details of the Borrower, or concerning the loan that has been provided to the Borrower pursuant to this letter of undertaking, whether on demand of said competent authorities or as the branch or the headquarters of the Bank shall deem appropriate according to its discretion.

22.	NOTICES AND WARNINGS

Any notice that shall be sent through the post by the Bank to the Borrower by certified or ordinary letter according to the above-mentioned address (with respect to the Borrower) or according to the address of the registered office of the Borrower or according to another address of which the Borrower notifies the Bank in writing, shall be deemed notice that was received by the Borrower within 72 hours from the time the letter containing the notice was sent. A written declaration from the Bank shall serve as evidence of the date of dispatch of the notice. Any notice that shall be given to the Borrower in any other manner shall be deemed as though received by the Borrower at the time it is given, or on the date of its publication.

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23.	THE SUBSTANTIVE LAW AND THE VENUE

23.1	a.	This letter of undertaking is to be interpreted pursuant and according to the laws of the State of Israel.

	b.	The exclusive venue for the purpose of this letter of undertaking and/or the loan is hereby established as follows:

In the competent court in the State of Israel closest to the location of the Bank’s branch that is indicated at the top of this letter of undertaking or the competent court in one of the following cities: Jerusalem, Tel-Aviv-Yafo, Haifa, Be’er Sheva or Nazareth.

	c.	The Borrower hereby agrees that any subpoena, notice, judgment, legal proceedings or judicial documents in connection with the legal proceedings set forth in sub-clause (b) above, shall be delivered to the Borrower through a representative in Israel, whose name and address are to be delivered by the Borrower in writing. The Borrower shall be entitled at any time (from time to time by written notice to the Bank by certified mail) to change its representative in Israel and/or its address in Israel for the purpose of delivery of judicial documents and the other above-mentioned documents to the Borrower.

24.	LOAN ALLOCATION FEES

In respect of allocation of the principal, the Borrower shall pay a one time loan allocation fee to the Bank through debit of the account on the loan provision date.

The loan allocation fees shall be at a rate of     % (             percent) of the amount of the principal, after the amount of the principal is translated into New Israeli Shekels in accordance with the exchange rate for “wire transfers / drafts – purchase”, which is published from time to time by the Bank and that corresponds to the loan currency, which is known on the loan provision date (i.e., which was published on the last business day prior to the loan provision date).

As of the date of execution of this letter, the foregoing rate is              and accordingly as of the date of execution of this letter, the amount that is to be collected in respect of the loan allocation fee shall be a sum of NIS                      (                     New Israeli Shekels). This amount may vary if and insofar as there is a change in the foregoing exchange rate, as set forth above.

25.	DOCUMENT PREPARATION COMMISSION (HANDLING FEES)

In respect of the loan and collateral handling fees, the account shall be debited on the loan provision date with a document preparation commission.

For the purpose of determining the amount of this commission, the amount of the principal shall be translated into New Israeli Shekels according to the exchange rate for “wire transfers / drafts – purchase”, which is published from time to time by the Bank and that corresponds to the loan currency, which is known on the loan provision date (i.e., which is published on the last business day prior to the loan provision date).

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As of the date of execution of this letter, the foregoing exchange rate is                     .

The amount of this commission shall be set as follows:

☐	As prescribed in the price list of the Bank according to the amount of the principal, as it shall be translated into New Israeli Shekels as set forth above.

☐	At a rate of % ( percent) of the amount of the principal, as it shall be translated, as set forth above, into NIS and not more than the maximum amount prescribed in the price list of the Bank.

☐	As agreed between the Bank and the Borrower.

As of the date of execution of this letter, the amount of this commission is NIS                      (                     New Israeli Shekels).

This amount may vary if and insofar as there is a change in the foregoing exchange rate, as set forth above.

26.	DOCUMENTARY COLLECTION FEES

In respect of the handling of collection of the payments on account of the principal and/or the interest, documentary collection fees shall be collected in the loan currency for each such payment.

The amount of this commission is determined according to the amount in NIS that is prescribed in the price list of the Bank (as of the date of preparation of this letter NIS                     ) for each such payment, where this amount is translated into the loan currency according to the exchange rate for “wire transfers / drafts – sale”, which is published from time to time by the Bank, which corresponds to the loan currency and that is known on the date each payment is made on account of the principal and/or the interest (i.e., which is published on the last business day prior to the date each such payment is made).

As of the date of execution of this letter, the foregoing rate is                      and accordingly as of the date of execution of this letter, the amount of this commission is a sum of NIS                      (                    ) in the loan currency for each such payment.

This amount may vary if and insofar as there is a change in the foregoing exchange rate, as set forth above.

The collection of this commission shall be on the date set for making each payment on account of the principal and/or the interest pursuant to this letter.

The amount of this commission that is so prescribed in the price list of the Bank in NIS may vary from time to time and notice of such shall be given by the Bank in two daily newspapers and on a board at the Bank branches.

If involving an increase in the commission rate, such notice shall be given at least two weeks prior to the date of the change and if involving a reduction in the commission rate, the notice shall be given no later than three banking business days following the change, as the term banking business day is defined under the Banking Directives (Service to Customer) (Timing of Check Credit and Debit) 5752-1992.

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If the Borrower does not make a payment / payments on account of the principal and/or the interest on any maturity date, this commission amount shall be added to the amount of said payment / payments on account of the principal and/or the interest that was / were not timely made as aforesaid and the provisions of clause 6.2 above shall apply with respect to this commission.

27.	THE CURRENCY BASKET

27.1	Whenever the loan currency is the currency basket, then each unit in the currency basket (hereinafter: The unit), as of the date of this letter of undertaking, is composed of the following currencies:

Type of Currency	Amount of Currency
U.S. Dollar	U.S.$0.6698
Euro	0.2493 Euro
Pound Sterling	0.0453 GBP
Japanese Yen	7.2411 Yen

27.2	The above-specified composition is and shall be the determining composition for all intents and purposes related to this letter of undertaking and any future change of the currency basket composition by the Bank of Israel shall not change the above-specified unit composition and the amounts that the Borrower owes to the Bank.

The term “the loan currency” – when involving the currency basket, means: Each and every one of the currencies included in each unit of the currency basket, all as the case may be.

However, for the purpose of clauses 24, 25 and 26, the term “the loan currency” means “basket cluster”.

28.	ADDITIONAL EXPENSES AND/OR COMMISSIONS

29.	The provisions of this letter with respect to commissions and/or expenses are correct unless agreed and/or to be agreed otherwise between the Borrower and the Bank in writing.

30.	SPECIAL CONDITIONS

An appendix of commissions and expenses, which was executed on                      and that constitutes an integral part of this letter of undertaking, is attached hereto.

[Each page stamped and signed by VIRYANET LTD]

In witness whereof we have hereunto set our hands:

[Stamp and signature of] VIRYANET LTD

Signature of the Borrower / the Borrowers

ADV. CERTIFICATION

I the undersigned,                     , Adv., being the advocate of                     , hereby certify that the foregoing company signed the above document through Messrs.                      ID card                      and                      ID card                      and this pursuant to a duly adopted resolution of the company and in accordance with the corporate instruments of the company and that the foregoing signatures bind the company for all intents and purposes.

Date	Advocate Signature and stamp

[Each page stamped and signed by VIRYANET LTD]